Exhibit 99.1

FOR IMMEDIATE RELEASE

Leewell Investment Completes Reverse Merger With Dragon Acquisition Corporation and US$ 11 Million Financing

QINGDAO and HONG KONG, April 15, 2010 - Leewell Investment Group Limited ("Leewell"), a Hong Kong company, announced today the completion of a reverse merger with Dragon Acquisition Corporation ("Dragon") and the completion of a private placement financing of approximately US$ 11 million, both of which were completed on April 14, 2010.

Prior to the reverse merger, Dragon was a publicly-held, non-operating company. As a result of the reverse merger, Dragon, through Leewell and its operating company, Qingdao Oumei Real Estate Development Co., Ltd., is now engaged in real estate development in Qingdao, Shandong province, China. Dragon plans to change its name to China Oumei Real Estate Inc. to more accurately reflect its new business operations.

Concurrent with the completion of the acquisition, Dragon completed a private placement with a group of accredited investors of 2,774,700 units at a price of $4.00 per unit for aggregate gross proceeds to Dragon of $11,098,800. Each unit consists of one preference share and one warrant to purchase 0.5 ordinary shares. The warrants have a term of five years, bear an exercise price of $6.00 per share (subject to customary adjustments), and are exercisable on a net exercise or cashless basis by investors at any time after the closing date.

"We are very pleased to have completed this reverse merger and private placement," said Mr. Weiqing Zhang, Chief Executive Officer of Dragon. "We plan to use the net proceeds from the transaction to (1) accelerate our current projects under construction, which should generate pre-sales cash sooner, (2) accelerate our planned development projects using our land reserves, and (3) acquire additional land reserves. We are also pleased with our new status as a U.S. public company and look forward to growing our business and creating value for our shareholders."

In connection with the change in ownership of Dragon, Mr. David Richardson resigned from the board of directors, effective immediately, and Mr. Joseph Rozelle submitted a resignation letter in which he resigned from offices that he held, effective immediately, and from his position as Dragon’s director that will become effective on the tenth day following the mailing of an information statement to Dragon’s shareholders. The information statement will be mailed to shareholders on or about April 19, 2010.

Also upon the completion of the reverse acquisition, Dragon’s board of directors increased its size from two to three members and appointed Mr. Antoine Cheng, Mr. Weiqing Zhang, and Mr. Zhongbo Zhou to fill the vacancies created by the resignations of Mr. Richardson and Mr. Rozelle and by the creation of the third director position.

In addition, our board of directors appointed Mr. Antoine Cheng to serve as the Chairman of the Board, Mr. Weiqing Zhang to serve as our Chief Executive Officer and President, and Mr. Yang Chen to serve as our Chief Financial Officer and Vice President, effective immediately at the completion of the reverse acquisition.

Brean Murray, Carret & Co., LLC acted as placement agent for the private placement. Beijing Allstar Business Consulting, Inc., acted as consultants to the Leewell Investment Group Limited in the transaction.

About Dragon Acquisition Corporation

Dragon Acquisition Corporation, to be renamed China Oumei Real Estate Inc., through its Chinese affiliate, is one of the leading real estate developers in greater Qingdao, Shandong province, China. Dragon develops and sells residential and commercial properties for middle and upper income customers in the Shandong province, including the cities of Qingdao, Weihai, and Weifang, as well as in other provinces of China. For more information, please visit http://www.chinaoumeirealestate.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of Dragon Acquisition Corporation and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the impact of the private placement financing on the Dragon's business and operations and the ability of Dragon to specifically fulfill its obligations under the contracts; the general ability of Dragon to achieve its commercial objectives including further expansion of its business beyond the Guangdong region; the business strategy, plans and objectives of Dragon and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although Dragon believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Dragon's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Dragon's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to Dragon or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Dragon does not assume a duty to update these forward-looking statements.

For more information, please contact:

Dragon Acquisition Corporation

Mr. Yu Fei (Chinese and English)
Telephone +86 532 8099 7968 in Qingdao
Mobile +86 186 0532 0209
Floor 28, Block C, Longhai Mingzhu Building, 182 Haier Road,
Qingdao, People’s Republic of China 266000

Christensen

Mr. Yuanyuan Chen (Chinese and English)
Telephone +86 10 5971 2001 in Beijing
Mobile +86 139 2337 7882 in Beijing
ychen@christensenir.com

Mr. Tom Myers (English)
Mobile +86 139 1141 3520 in Beijing
tmyers@christensenir.com

Ms. Kathy Li (Chinese and English)
Telephone +1 212 618 1978 in New York and Scottsdale
kli@christensenir.com